Execution Version
Exhibit 99.6

WAIVER TO VOTING AND SUPPORT AGREEMENT

This Waiver to the Voting and Support Agreement (this “Waiver”) dated February 16, 2021, by and among WATFORD HOLDINGS LTD., a Bermuda exempted company (the “Company”), ARCH REINSURANCE LTD. and GULF REINSURANCE LTD. (“Arch”), shareholders of the Company, amends that certain Voting and Support Agreement, dated as of October 9, 2020, by and between the parties to this Waiver (the “Voting Agreement”). Capitalized terms used but not defined in this Waiver have the meanings given to such terms in the Voting Agreement, and all references to Sections herein are references to Sections of the Voting Agreement, unless otherwise noted.
WHEREAS, in accordance with Section 13 of the Voting Agreement, the parties desire to waive certain provisions of the Voting Agreement as set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:
1.Waiver. The Company hereby agrees to waive Section 5(a)(ii) of the Voting Agreement to permit Arch to Transfer (i) 230,400 Covered Shares in the aggregate to Kelso Investment Associates X, L.P., KEP X, L.P., and KSN Fund X, LLC (collectively the “Kelso Funds”) and (ii) 230,400 Covered Shares in the aggregate to WP Windstar Investments Ltd (“WP Windstar”); provided, that concurrently with each such Transfer, each Kelso Fund and WP Windstar shall enter into a Voting and Support Agreement on terms substantially similar to the Voting Agreement.
2.Effect of this Waiver. To the extent anything in this Waiver conflicts with the Voting Agreement, this Waiver shall control. Otherwise, the Voting Agreement, as amended by this Waiver, remains in full force and effect.
3.GOVERNING LAW.     THIS WAIVER, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS WAIVER OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS WAIVER OR THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CHOICE OR CONFLICTS OF LAWS OF THE STATE OF DELAWARE, EXCEPT TO THE EXTENT THE PROVISIONS OF THE LAWS OF BERMUDA ARE MANDATORILY APPLICABLE TO THE MERGER.
4.Counterparts.     This Waiver may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
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IN WITNESS WHEREOF, the Company, Arch Reinsurance Ltd. and Gulf Reinsurance Ltd. have duly executed this Amendment, all as of the date first written above.

WATFORD HOLDINGS LTD.

By:	/s/ Laurence B. Richardson
Name:	Laurence B. Richardson
Title:	COO

[Signature Page to Waiver to Voting and Support Agreement]

ARCH REINSURANCE LTD.

By:	/s/ Jerome Halgan
Name:	Jerome Halgan
Title:	Chief Executive Officer

GULF REINSURANCE LTD.

By:	/s/ Roderick Romeo
Name:	Roderick Romeo
Title:	Director

[Signature Page to Waiver to Voting and Support Agreement]